Exhibit 24(b)(4.31):  Endorsement 165898-15 (Roth IRA Endorsement) for use with Flexible Premium Individual Deferred Annuity Contract Form 13077(LA)-15

ReliaStar Life Insurance Company

ROTH INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

The contract to which this Roth Individual Retirement Annuity Endorsement (this "Endorsement") is attached is hereby modified by the provisions of this Endorsement. The Endorsement provisions shall control if there is a conflict between the Endorsement and the contract, including any other endorsements or riders issued with the contract. Any capitalized terms not defined in this Endorsement shall have the meaning given to them in the contract.

On the basis of the election by the Owner to have the contract qualify as a Roth Individual Retirement Annuity ("Roth IRA"), this Endorsement amends the contract in order to meet the qualification requirements for a Roth IRA under Section 408A of the Code, and shall be interpreted in accordance with that section.

1.	Definitions of Terms Used in this Endorsement

A.

Compensation means wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in Section 401(c)(2) of the Code (reduced by the deduction you take for contributions made to a self-employed retirement plan if you are self-employed). For the purposes of this definition, Section 401(c)(2) of the Code shall be applied as if the terms "trade" or "business" for purposes of Section 1402 of the Code includes service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. Compensation shall include any amount includible in your gross income under Section 71 of the Code with respect to a divorce or separation instrument described in subparagraph (A) of Section 71(b)(2) of the Code. The term "compensation" includes any differential wage payment, as defined in Section 3401(h)(2) of the Code. For purposes of this definition, the amount of compensation includible in your gross income shall be determined without regard to Section 112 of the Code.  If you are married and filing a joint return the greater compensation of you or your spouse is treated as your own compensation, but only to the extent that such spouse's compensation is not being used for purposes of the spouse making a contribution to a Roth IRA or a deductible contribution to a non-Roth IRA.

B.	Contribution means Purchase Payments, as used in the contract. Contributions may be limited under the "Contributions" section below.

C.	Designated Beneficiary means a Natural Person who is a "designated beneficiary" within the meaning of Section 401(a)(9) of the Code and the Income Tax Regulations thereunder.

D.

Interest means the Contract Value plus the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Section 1.408-8 of the Income Tax Regulations and, prior to the date that the contract is annuitized, the actuarial value of any other benefits provided under the contract, such as certain guaranteed living and death benefits.

E.	Income Tax Regulations mean the regulations found in Title 26 of the Code of Federal Regulations.

F.

Modified Adjusted Gross Income or Modified AGI means the amount defined in Section 408A(c)(3)(C)(i) of the Code and does not include any amount included in adjusted gross income as a result of a rollover from an eligible retirement plan other than a Roth IRA (a "conversion").

G.

Qualified Rollover Contribution means a rollover Contribution of a distribution from an IRA that meets the requirements of Section 408(d)(3) of the Code, except the one-rollover-per-year rule of Section 408(d)(3)(B) of the Code does not apply if the rollover Contribution is from an IRA other than a Roth IRA; i.e. a non-Roth IRA. A Qualified Rollover Contribution includes a rollover from a designated Roth account described in Section 402A of the Code and from an eligible retirement plan described in Section 402(c)(8)(B) of the Code, and also includes other rollover payments specifically authorized by statutes.

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H.

Recharacterization means a regular contribution to a non-Roth IRA that is recharacterized pursuant to the rules in Section 1.408A-5 of the regulations as a regular Contribution to this Roth IRA, subject to the limits in Section 3A below.

2.	Nonforfeitable and Nontransferable

The contract is established for the exclusive benefit of you or your beneficiaries. Joint Owners are not permitted. You cannot name a different Owner for the contract. You are also the Annuitant. If this is an inherited Roth IRA within the meaning of Section 408(d)(3)(C) of the Code maintained for the benefit of your Designated Beneficiary, references in this Endorsement to the "individual", "you" or the "Owner" is to the deceased individual.

Your Interest in the contract is nontransferable and, except as provided by law, is nonforfeitable. It may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose.

3.	Contributions

A.	Maximum Regular Contribution Limits

Purchase Payments are subject to any limitations set forth in the contract and also to the limitations set forth below.

Maximum Permissible Amount. A Contribution permitted under the contract may include a Qualified Rollover Contribution, a non-taxable transfer from another Roth IRA, a Recharacterization, and cash. The total of such cash Contributions to all Roth IRA's held by you in a taxable year may not exceed the lesser of the "applicable amount" (described below) or your Compensation for the year. The Contribution described in the previous sentence that may not exceed the lesser of the applicable amount or the Owner's Compensation is referred to as a "regular Contribution." However, notwithstanding the dollar limits on Contributions, a Contribution permitted under the contract may include additional Contributions specifically authorized by statute such as an individual's repayment of a qualified reservist distribution or repayments of certain plan distributions made on account of a federally declared disaster.

If you are under age fifty (50), the applicable amount is $5,500 for taxable year 2015.  Thereafter, the $5,500 amount will be adjusted by the Secretary of the Treasury for cost-of-living increases under Section 219(b)(5)(D) of the Code. Such adjustments, if any, will be in multiples of $500.

If you are age fifty (50) or older, the applicable amount under the previous paragraph is increased by $1,000.

The maximum regular Contribution that can be made to all of your Roth IRAs for a taxable year is the smaller amount determined under (1) or (2) below.

(1)	For 2015, the maximum regular Contribution is phased out ratably between certain levels of Modified AGI in accordance with the following table:

Filing Status	Full Contribution	Phase-out Range Modified AGI	No Contribution
Single or Head of Household	Less than $116,000	Greater than or equal to $116,000 but less than $131,000	$131,000 or more
Joint Return or Qualifying Widow(er)	Less than $183,000	Greater than or equal to $183,000 but less than $193,000	$193,000 or more
Married Separate Return	$0	Between $0 and $10,000	$10,000 or more

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If your Modified AGI for a taxable year is in the phase-out range, the maximum regular Contribution determined under this table for that taxable year is rounded up to the next multiple of $10 and is not reduced below $200. After 2015, the dollar amounts above will be adjusted by the Secretary of the Treasury for cost-of-living increases under Section 408A(c)(3) of the Code. Such adjustments will be in multiples of $1,000.

(2)

If you make regular contributions to both Roth IRA's and non-Roth IRA's in any taxable year, the maximum regular contribution that may be made to all of your Roth IRA's in that taxable year is reduced by the regular contributions made to your non-Roth IRA's for that taxable year.

B.	SIMPLE IRA Contribution Limitation

No Contributions to this Roth IRA will be accepted under a SIMPLE IRA plan established by any employer pursuant to Section 408(p) of the Code. Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the two (2) year period beginning on the date you first participated in that employer's SIMPLE IRA plan.

C.	Inherited Roth IRAs

If this is an inherited Roth IRA within the meaning of Section 408(d)(3)(C) of the Code, no Contributions will be accepted.

4.	Required Minimum Distributions

A.	In General

Notwithstanding any provision of the contract to the contrary, the distribution of your Interest in this Roth IRA shall be made in accordance with the requirements of Code Section 408(b)(3) as modified by Code Section 408A(c)(5) and the Income Tax Regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the Interest in the contract must satisfy the requirements of Section 408(a)(6) of the Code as modified by Code Section 408A(c)(5) and the regulations thereunder, rather than the distribution rules noted below.

B.	Distributions During the Owner's Life

Except in the case of an inherited Roth IRA, no amount is required to be distributed under Code Section 408A or Code Section 401(a)(9) prior to your death. However if distributions commence under an annuity payout while you are alive, the annuity payout that you may elect will be limited as necessary so that any annuity payments made after your death will satisfy Section 4C below. In particular, unless otherwise permitted under applicable federal tax law and by us, any guaranteed period of annuity payments commencing during your life may not exceed the life expectancy of the Designated Beneficiary.

C.	Distributions Upon Death

Upon your death, your entire Interest will be distributed at least as rapidly as follows:

(1)

If the Designated Beneficiary is someone other than your surviving spouse, the remaining portion of the entire Interest will be distributed, starting by the end of the calendar year following the calendar year of your death, over the Designated Beneficiary's life, or over a period not extending beyond the remaining life expectancy of the Designated Beneficiary, with such life expectancy determined using the age of the Designated Beneficiary as of his or her birthday in the year following the year of your death, or if elected, in accordance with subsection C(3) below. If this is an inherited Roth IRA within the meaning of Section 408(d)(3)(C) of the Code established for the benefit of a nonspouse Designated Beneficiary by a direct trustee-to-trustee transfer from a retirement plan of a deceased individual under Section 402(c)(11) of the Code, then, notwithstanding any election made by the deceased individual pursuant to the preceding sentence, the nonspouse Designated Beneficiary may elect to have distributions made under this subsection C(1) if the transfer is made no later than the end of the year following the year of death.

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(2)

If the sole Designated Beneficiary is your surviving spouse, the entire Interest must be distributed, starting by the end of the calendar year following the calendar year of your death (or by the end of the calendar year in which you would have attained age 70 1/2, if later), over such spouse's life, or over a period not extending beyond the remaining life expectancy of the surviving spouse, or, if elected, in accordance with subsection C(3) below. If the surviving spouse dies before required distributions commence to him or her, the remaining Interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's Designated Beneficiary's remaining life expectancy determined using such Designated Beneficiary's age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with subsection C(3) below.

If the surviving spouse dies after the required distributions commence to him or her, any remaining Interest will continue to be distributed under the option chosen.

(3)

If there is no Designated Beneficiary, or if applicable by operation of subsections C(1) or C(2) above, the entire Interest will be distributed by the end of the calendar year containing the fifth (5th) anniversary of your death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to begin under subsection C(2) above).

(4)

Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole Designated Beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Designated Beneficiary's age in the year specified in subsections C(1) or C(2) above and reduced by one (1) for each subsequent year. If distributions are made in the form of an annuity, life expectancy is not recalculated.

D.

For purposes of this Section 4, required distributions are considered to commence on the date distributions are required to begin to the surviving spouse under subsection C(2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section 1.401(a)(9)-6 of the Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

E.

If you die prior to the date annuity payments commence under the contract and the sole Designated Beneficiary is your surviving spouse, the spouse may elect to treat the contract as his or her own Roth IRA. If your surviving spouse chooses to continue the contract, all contract provisions will apply to him or her as if he or she were the original Owner.  These provisions include application of the withdrawal charge percentage in Section 7C of the contract.

F.

The required minimum distributions payable to a Designated Beneficiary from this Roth IRA may be withdrawn from another Roth IRA the Beneficiary holds from the same decedent in accordance with Q&A-9 of Section 1.408-8 of the Income Tax Regulations.

5.	Contract Data Page

The following sentence is added to the Contract Data Page after the Table of Withdrawal Charges:

Twelve years from the original Issue Date, the withdrawal charges, if any, will be zero.

6.	General Provisions

The Yearly Statement provision under the section entitled General Provisions as shown in the contract is deleted in its entirety and replaced with the following:

Yearly Statement

At least once each Contract Year, we will send you a report showing the Contract Value. This report will provide any other information required under applicable law or regulation.  On an annual basis we will also furnish such information concerning required minimum distributions as is prescribed by the Commissioner of the Internal Revenue Service.

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7.	Amendment and Disclaimer Provisions

A.	Delete the provisions under the section entitled Amendment in the contract in its entirety and replace with the following:

By accepting this contract, you give us the right to amend the contract to include any future changes relating to this contract's remaining qualification for treatment as a Roth Individual Retirement Annuity contract under the following:

1.	The Code; and

2.	IRS rulings, regulations and requirements.

Any amendment to this contract will be filed with and approved by the appropriate state insurance department, if required, before becoming effective.

B.	Delete the provisions under the section entitled Disclaimer in the contract in its entirety and replace with the following:

Disclaimer

Notwithstanding anything else in the contract, the provisions of this Section are controlling. Other provisions not consistent with Code Section 408(A), related regulations, and other published guidance, will be invalid. All other terms and conditions of the contract remain unchanged. If any provisions of this Section conflict with any provision of the Code applicable to 408(A) annuities, the Code provisions will govern.

You are responsible for compliance with Code requirements relating to a Roth IRA. We are not liable for any tax penalties on amounts paid out or applied to the contract.

The effective date of this Endorsement is the effective date of the contract or the date it is added to the contract, whichever is later.

/s/ Michael S. Smith
President ReliaStar Life Insurance Company

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